Exhibit 21.1

SUBSIDIARIES OF SURGALIGN HOLDINGS, INC.

Subsidiary	Jurisdiction of Incorporation or Organization
Surgalign Holdings, Inc.	Delaware
Surgalign Spine Technologies, Inc.	Delaware
Pioneer Surgical Technology, Inc.	Michigan
Angstrom Acquisition Corp. II	Delaware
Pioneer Surgical Orthobiologics, Inc.	Delaware
RTI Surgical Holdings Luxembourg SARL	Luxembourg
RTI Surgical Australia Pty. Ltd.	Australia
RTI Surgical GmbH	Germany
Pioneer Surgical Technology B.V.	Netherlands
Surgalign Spain SL	Spain
Zyga Technology, Inc.	Delaware
RTI Services, Inc.	Delaware
Regeneration Technologies, Inc. – Cardiovascular	Alabama
Tutogen Medical, Inc.	Florida
RTI Surgical -Singapore PTE. LTD.	Singapore
RTI Surgical Hong Kong Limited	Hong Kong
RTI Surgical UK Ltd	UK
Paradigm Spine, LLC	Delaware
Andi’s Belmarall, LLC	Delaware
Paradigm Spine GmbH	Germany
Paradigm Spine Austria GmbH	Austria
Paradigm Spine Switzerland AG	Switzerland
Fourth Dimension Spine, LLC	Delaware
Fourth Dimension Spine GmbH	Germany
Holo Surgical, Inc.	Delaware
HoloSurgical Technology, Inc.	Delaware
HoloSugical Technology Polska sp. zoo	Poland